Exhibit 99.1

Optinose names Catherine E. Owen as Director

YARDLEY, Pa., July 29, 2020— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced its Board of Directors has named Catherine E. Owen as a new director.

Catherine currently serves as Senior Vice President, Major Markets at Bristol-Myers Squibb, overseeing commercial operations for the business in 18 countries including Japan, Germany, France, and others across Europe.

She joined BMS in 2019 from Johnson & Johnson, where she served most recently as President of Janssen Immunology North America, which launched new products in Crohn’s disease and psoriasis and led the development of J&J’s biosimilars strategy. Prior to leading Immunology, she was the President of the Infectious Diseases business in the US, responsible for the HIV, RSV, Flu, and Hepatitis B pipeline. Prior to that she worked in various functions and businesses at J&J and led the launches of multiple products in both Europe and the US. Catherine began her career in the pharmaceutical industry in 1992 at AstraZeneca in London as a production support pharmacist.

Catherine earned her Bachelor of Science degree in pharmacy from the University of Manchester and completed her registered pharmacy degree and was a member of the Royal Pharmaceutical Society, MRPhs. In 2019, in recognition of her efforts as a developer of talent, the Healthcare Businesswomen's Association (HBA) named Owen an HBA Luminary.

"We are pleased to welcome Catherine to the Optinose Board of Directors," stated Joe Scodari, Chairman of the Optinose Board of Directors. "Her global executive-level experience in the pharmaceuticals industry, along with her marketing, sales, and strategy acumen support our belief that she is an exceptional candidate to join our Board of Directors."

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531
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